REVOLVING LINE OF CREDIT
                               AGREEMENT


     This agreement is made this 1st day of April, 1996, between Union Bankshares, Ltd., a Delaware corporation (the "Borrower"), and Union Bank & Trust, a Colorado corporation (the "Subsidiary Association"), and Boatmen's First National Bank of Kansas City (the "Bank"), having its principal office at 14 West 10th Street, Kansas City, Missouri.

     Subject to the terms and conditions of this Agreement and the Note and Security Agreement issued hereunder, the Bank agrees to extend to the Borrower on or after April 1, 1996 a Revolving Line of Credit in an amount not to exceed three million and no/100 dollars ($3,000,000.00).

                               ARTICLE I

     1.1  Revolving Line of Credit.  Boatmen's agrees, on the terms
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and subject to the conditions hereinafter set forth and at the request of the Borrower, to make revolving credit loans to Borrower during the period commencing on April 1, 1996 and terminating on April 1, 1997 in amounts not to exceed an aggregate of $3,000,000.00 (the "Line of Credit"); provided, that the amount remaining available under the Line of Credit shall be reduced by any loans made under the Line of Credit in the event the proceeds from a borrowing under the Line of Credit are used to acquire the stock of a bank or bank holding company. Borrower may borrow, repay and reborrow under the Line of Credit during the term of the Note provided however, in no event shall Boatmen's be obligated to make advances totaling in excess of $3,000,000.00 at any one time.

     1.2  Line of Credit Note.  Borrower agrees to execute and deliver
          -------------------
to Boatmen's to evidence any advances made under the Line of Credit a Promissory Note in the form attached hereto as Exhibit A.

     1.3  Repayment.  Principal under the Line of Credit Note shall be
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due and payable in full on the Line Maturity Date.  Interest will be due and payable quarterly on amounts borrowed, the first day of the third, sixth and ninth months following the date of the Line of Credit Note and on April 1, 1997, on which date all accrued but unpaid interest shall be due and payable in full.

     1.4  Use of Proceeds.  The proceeds of loans to be made under the
          ---------------
Line of Credit shall be available for use by Borrower solely for capital needs, or to purchase the stock of banks or bank holding companies, provided not less that 80% of the issued and outstanding capital stock of each such bank to be acquired is purchased. In the event Borrower desires to use any part of the proceeds from the Line of Credit to directly or indirectly purchase the stock of a bank or bank holding company with total assets in excess of 10% of the total assets of Borrower as of the January 1 next preceding the estimated closing date of such proposed acquisition, then Boatmen's shall have the opportunity to perform such due diligence of such bank as it deems necessary and it is satisfied, in its sole and absolute discretion, with the results of such due diligence.

     1.5  Collateral Security.  Pursuant to the security agreement in
          -------------------
form attached hereto as Exhibit C, payment of the Line of Credit Note will be secured by an first pledge and security interest covering 100% (470 shares) of the capital stock of Union Bank & Trust, Denver, Colorado, the Subsidiary Association. Advances to purchase banks will require the pledging of the common stock of the bank being purchased.

     1.6  Other Agreements.  This Revolving Line of Credit Agreement
          ----------------
is also subject to certain terms and conditions as stated in that certain Loan Agreement, attached as Exhibit B, dated March 1, 1996 between Union Bankshares, Ltd., Union Bank & Trust and Boatmen's First National Bank of Kansas City. The only parts of that Loan Agreement not applicable is that certain section of 1.3 referring to specific principal reductions as outlined in Exhibit B of the Loan Agreement and Section 9 referring to the "Entire Agreement". Loans made under the line of credit to purchase banks or bank holding companies will be made on substantially the same terms, conditions, note and security forms as the Agreement for our previous loan to the Borrower in the amount of $4,000,000.00 under such Loan Agreement.

     1.7  Entire Agreement.  This agreement, including the exhibits
          ----------------
hereto, is the final expression of the Agreement between Boatmen's and the Borrower with respect to the subject matter hereof. This agreement may not be contradicted by evidence of any prior oral agreement or of a contemporaneous oral agreement between the parties. In the event of any conflict between the terms of this agreement and those of any agreement or commitment entered into in connection herewith, the terms of this agreement shall govern.

     All of the terms of the final agreement of the parties not set forth above or which vary any terms set forth above, including any previous oral agreements are as follows:

          No unwritten oral agreement between the parties exists.

IN WITNESS WHEREOF, the parties have executed and delivered this agreement effective on the date first above written.

                              "Borrower"

                         UNION BANKSHARES, LTD.


                         By: ____________________________________
                         Title __________________________________

                              "Subsidiary Association"
                                Union Bank & Trust


                         By: ____________________________________
                         Title __________________________________

                                   "Bank"
                         BOATMEN'S FIRST NATIONAL BANK
                              OF KANSAS CITY

                         By: ____________________________________
                         Title __________________________________

                               EXHIBIT A
                               ---------
                          LINE OF CREDIT NOTE
                          -------------------

$3,000,000 and interest                          Kansas City, Missouri
                                                 April 1, 1996

     FOR VALUE RECEIVED, the undersigned, UNION BANKSHARES, LTD., a Delaware corporation (the "Borrower"), hereby promises to pay to the order of BOATMEN'S FIRST NATIONAL BANK OF KANSAS CITY (together with its successors and assigns, "Boatmen's"), the principal sum of the lesser of (i) THREE MILLION DOLLARS ($3,000,000), or (ii) the aggregate unpaid principal amount or all advances made by Boatmen's hereunder, on April 1, 1997 (the "Maturity Date").

     The principal balance from time to time outstanding under this Line of Credit Note shall bear interest from the date hereof at the rate per annum equal to Boatmen's "Corporate Base Rate" (as hereinafter defined), except as otherwise provided herein. As used herein, the term "Corporate Base Rate" means the rate of interest announced by the bank as its corporate base rate from time to time, the Corporate Base Rate to change when and as such corporate base rate changes; provided, however, that the "Corporate Base Rate" shall change no more often than daily. The Bank's corporate base rate shall be the rate generally charged to its preferred business lending customers for 90 day loans; provided, that such rate need not necessarily represent the lowest or best rate actually charged to any customer. Interest shall be payable quarterly in arrears on July 1, 1996, October 1, 1996, January 1, 1997, and on the Maturity Date, upon any prepayment, at maturity (whether by acceleration or otherwise) and, after such maturity, on demand and shall be computed on the basis of a 365-day year.

     Any amount hereunder which is not paid when due, whether at stated maturity, by acceleration or otherwise, shall bear interest from the date when due until paid at the lesser of (i) the foregoing rate per annum plus three (3) percentage points or (ii) the maximum rate permitted by law, said interest to be compounded annually and computed on the basis of a 365-day year.

     If any installment of this Line of Credit Note becomes due and payable on a Saturday, Sunday or business holiday in the State of Missouri, payment shall be made on the next successive business day and interest shall be payable thereon at the rate herein specified during such extension.

     This Line of Credit Note is the Line of Credit Note referred to in Section 1.2 of the Revolving Line of Credit Agreement dated April 1, 1996, between the Borrower and Boatmen's, to which Loan Agreement, and any amendments thereto, reference is hereby made for, among other things, a statement of the terms and conditions under which the loan evidenced hereby was made and is to be repaid and under which this Line of Credit Note may be paid prior to the Maturity Date or the Maturity Date accelerated. This Line of Credit Note is secured as provided in a Security Agreement, dated April 1, 1996, between the Borrower and Boatmen's.

     All payments made hereunder shall be made in lawful currency of the United States of America in immediately available funds at 920 Main Street, Kansas City, Missouri, 64105, Attention: L. Dean Howard, or at such other place as Boatmen's may designate in writing. All payments made hereunder shall be allocated first to the discharge of any expenses for which Boatmen's may be entitled to receive reimbursement of under any of the Loan Documents (as defined in the Loan Agreement), next to accrued but unpaid interest, next to installments of principal overdue and currently due, and then to installments of principal remaining outstanding hereunder in the inverse order of their maturity.

     There may be other security and Borrower acknowledges that omitting to list it here shall not constitute a waiver or abandonment thereof. The holder of this Note, in addition to any other rights the holder may have, shall have the right to offset against amounts due under this Note all deposits, funds, securities, and other property of Borrower in the possession of the holder.

     If Borrower does not pay any principal or interest when due hereunder, or if Borrower defaults under or otherwise fails to perform or pay any covenant or obligation in any agreement that secures this Note or has been executed and delivered to the holder hereof in connection with the indebtedness evidenced by this Note, subject to the notice and cure provisions set forth in the Loan Agreement, the holder hereof may declare all principal and unpaid accrued interest to be immediately due and payable. Failure to do so at any time shall not constitute a waiver of the right of the holder hereof to do so at any other time.

     The Borrower, for itself and for any guarantors, sureties, endorsers and/or any other person or persons now or hereafter liable hereon, if any, hereby waives demand of payment, presentment for payment, protest, notice of nonpayment or dishonor and any and all other notices and demands whatsoever, and any and all delays or lack of diligence in the collection hereof, and expressly consents and agrees to any and all extensions or postponements of the time of payment hereof from time to time at or after maturity and any other indulgence and waives all notice thereof.

     If this Note is not paid strictly according to its terms, Borrower shall (to the extent permitted by law) pay all costs of collection, including but not limited to court costs and reasonable attorney's fees and expenses (whether or not there is litigation), and all costs of the holder hereof incurred in connection with any proceedings affecting this Note under the United States Bankruptcy Code.

     Borrower agrees that it will use the proceeds of this Note for business purposes (other than agricultural purposes) only, and not for personal, family or household purposes.

     This note is made pursuant to the terms of the certain Revolving Line of Credit Agreement dated 4/1/96 between the Borrower, its wholly-owned subsidiary Union Bank & Trust, and Boatmen's First National Bank of Kansas City. In the event of any conflict or ambiguity between the terms of the Note and said Revolving Line of Credit Agreement, the terms of the Revolving Line of Credit Agreement shall govern.

     This Line of Credit Note shall be governed by and construed and enforced in accordance with the laws of the State of Missouri.

     IN WITNESS WHEREOF, the undersigned has duly caused this Line of Credit Note to be executed and delivered at the place specified above and as of the date first written above.


                              UNION BANKSHARES, LTD.

                         By: ____________________________________

                         Title __________________________________


Borrower's Notice Address:    1825 Lawrence Street, Suite 444
                              Denver, Colorado  80202-1817

Borrower's Telephone Number:    1-303-298-5352
Borrower's Facsimile Number:    1-303-298-5380

Borrower's Chief Business Address: 1825 Lawrence Street, Suite 444
                                   Denver, Colorado  80202-1817